UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2005
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

The following statement was released by Caterpillar Inc. on January 9, 2005. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

January 9, 2005

FOR IMMEDIATE RELEASE

Caterpillar Employees Approve New 6-year Labor Agreement

(Peoria, Ill.) - Caterpillar Inc. (NYSE: CAT) today announced that its 9,000 UAW-represented employees have ratified an agreement that will enable long-term global competitiveness from the company’s traditional manufacturing and logistics locations.

“Today’s ratification of a new six-year agreement is good news for our employees, business and communities,” said Chris Glynn, Caterpillar Director of Labor Relations. “Through thoughtful and professional negotiations, we’ve established a solid foundation for our continued competitiveness, success and growth in these facilities. Looking ahead, we’re eager to fully engage all Caterpillar employees throughout our operations, embracing future challenges and opportunities as one global team.”

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

For More Information:

Benjamin S. Cordani
Corporate Public Affairs
(309) 675-5786
cordani_benjamin_s@cat.com

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

January 10, 2005	By:	/s/ James B. Buda

James B. Buda
Vice President

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